Exhibit (16)

                             Deloitte & Touche, LLP
                          700 Fifth Avenue, Suite 4500
                         Seattle, Washington 98104-5044







September 29, 1997

Securities and Exchange Commission
Mail Stop 9-8
450 Fifth Street N.W.
Washington, D.C.  20549

Dear Sirs/Madams:

We have read and agree with the contents in Item 4 of the Form 8-K SB of Tengtu International Corp. dated September 17, 1998, with the exception of the last sentence of the first paragraph and the first sentence of the last paragraph as to which we have no basis to agree or disagree.

Yours truly,



Deloitte & Touche LLP